EXHIBIT 99.1

Midland States Bancorp, Inc. Increases  Quarterly Cash Dividend 10.3% to $0.2675 Per Share

EFFINGHAM, Ill., Feb. 04, 2020 (GLOBE NEWSWIRE) -- Midland States Bancorp, Inc. (NASDAQ: MSBI) announced today that its Board of Directors declared a quarterly cash dividend of $0.2675 per share, which represents an increase of 10.3% from the prior quarterly cash dividend of $0.2425 per share.  The dividend is payable on or about February 21, 2020 to all shareholders of record as of the close of business on February 14, 2020.

“We are pleased to continue our long track record of increasing our cash dividend by at least 10% annually,” said Jeffrey G. Ludwig, President and Chief Executive Officer of the Company.  “Our strong financial performance enables us to return an increasing amount of capital to our shareholders, while maintaining strong capital ratios to support the continued growth of our franchise.”

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank. As of December 31, 2019, the Company had total assets of approximately $6.08 billion, and its Wealth Management Group had assets under administration of approximately $3.41 billion. Midland provides a full range of commercial and consumer banking products and services, business equipment financing, merchant credit card services, trust and investment management, and insurance and financial planning services. In addition, multi-family and healthcare facility FHA financing is provided through Love Funding, Midland’s non-bank subsidiary. For additional information, visit https://www.midlandsb.com/ or follow Midland on LinkedIn at https://www.linkedin.com/company/midland-states-bank.

CONTACTS:
Douglas J. Tucker, Sr. V.P., Corporate Counsel, at dtucker@midlandsb.com or (217) 342-7321